Exhibit 99.1

Ambarella CFO George Laplante to Retire Later This Year

SANTA CLARA, Calif., April 18, 2018 — Ambarella, Inc. (NASDAQ: AMBA) a leading developer of low-power, HD and Ultra HD video processing semiconductors, today announced that George Laplante, the company’s CFO, will retire later this year. Mr. Laplante, who joined the company in 2011, intends to remain in his current role until a successor is named and an orderly transition is completed. Ambarella has initiated a search for Mr. Laplante’s successor, and once a new chief financial officer is appointed, Mr. Laplante will work collaboratively on the transfer of responsibilities.

“We are very appreciative of George’s many significant contributions to Ambarella, including leading our IPO in 2012, establishing a strong financial foundation for the company, and positioning us for success as we move beyond our traditional markets with our new computer vision solutions,” said Dr. Fermi Wang, president and CEO. “Personally, I would like to thank George for being a great partner to me as I became a public company CEO for the first time. George’s departure is bittersweet for us, but we congratulate him on his career and wish him all the best in his retirement,” he said.

“It has been a pleasure to serve as CFO of Ambarella for these past seven years, and I’m proud of the company we have become and remain very excited about our future opportunities,” said Mr. Laplante. “While I look forward to my retirement, I plan to remain fully engaged at Ambarella throughout the search and transition process. There is a strong, talented team in place at all levels of the company and I have every confidence in its ability to execute the plans we have underway.”

About Ambarella

Ambarella, Inc. (NASDAQ: AMBA) is a leading developer of low-power, high-definition (HD) and Ultra HD video compression, image processing and computer vision solutions. The company’s products are used in a variety of IP security, sports, wearable, drone and automotive video cameras. Ambarella’s solutions leverage over 20 years of pioneering research in computer vision to enable future generations of intelligent cameras, Advanced Driver Assistance Systems and autonomous vehicles. For more information about Ambarella, please visit www.ambarella.com.

Contacts:

Ambarella Contact: www.ambarella.com/about/contact/inquiries

Investor Relations Contact: Deborah Stapleton, T: +1 650 815 1239, deb@stapleton.com

All brand names, product names, or trademarks belong to their respective holders. Ambarella reserves the right to alter product and service offerings, specifications and pricing at any time without notice. © 2018 Ambarella. All rights reserved.

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